Item 30. Exhibit (h) i. d. 1. iv.

AMENDMENT TO PARTICIPATION AGREEMENT REGARDING RULES 30e-3 AND 498A

Massachusetts Mutual Life Insurance Company (the “Company”), BlackRock Variable Series Funds, Inc. and BlackRock Variable Series Funds II, Inc., (each a “Fund” and collectively, the “Funds”, and BlackRock Investments, LLC (the “Underwriter”), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended, entered into a certain participation agreement dated February 1, 2017 as amended from time to time (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of April 1, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Funds and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Funds (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the 1933 Act) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act) (Rule 498A) for the Portfolios be delivered to contract owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements of paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Funds prepare and provide the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Funds, and the Underwriter hereby agree to amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a)	Fund Documents. The Funds and/or the Underwriter are responsible for preparing and providing to the Company the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)       Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e- 1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)       Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments, as applicable; and

(vi)       Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Providing, and Currentness of, Fund Documents.

(i)	The Funds and/or the Underwriter shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii)	The Funds and/or the Underwriter shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than five (5) business days before the date each time that the required materials are required to be posted by Rule 30e-3. The Funds and the Underwriter represent and warrant that as of the date of this Amendment, the Shareholder Reports provided to Contract Owners contain the complete Portfolio Holdings. If the Fund and Underwriter discontinue including the complete Portfolio Holdings in the Shareholder Reports, they will give the Company no less than sixty (60) day’s advance written notice.

(c)	Format of Fund Documents. The Funds and/or the Underwriter shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii)	permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and
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(iii)	permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d)	Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Funds and Underwriter fulfill their obligations under this Amendment.

(e)	Notice Fee. The Funds and/or the Underwriter shall bear each Fund’s proportionate costs of preparing and mailing the notices of availability of each Fund’s Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3) through the payment of a Notice Fee to the Company.

(i)	Amount of Fee. The Notice Fee shall be calculated as a pro-rata share based on the number of Contract Owners invested in the Funds.

(ii)	Payment of Fee. The Company shall calculate the payment contemplated in section (e)(i) after the end of each calendar year and shall submit invoices with calculation details on an annual basis to the Funds and/or the Distributor at GroupGFRInvoices@blackrock.com or such other electronic transmission address specified by the Funds and/or the Distributor from time to time. Invoices shall be accurate in all material respects. Invoices shall only cover time periods prior to termination of the Agreement. The Funds and/or the Underwriter shall pay the Notice Fee to the Company within 60 business days after the end of the calendar year after receipt of the invoice in good order

(iii)	Review and Renegotiation. From time to time, the Parties shall review the Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs of preparing and mailing the notices of availability of each Fund’s Shareholder Reports to Contract Owners (pursuant to paragraph (c) of Rule 30e-3). The Parties agree to negotiate in good faith any change to the Notice Fee proposed by a Party.

(f)	Use of Summary Prospectuses.

(i)	The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	The Funds and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.
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2.	Content of Fund Documents. The Funds and the Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Funds and the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)	Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Funds and/or the Underwriter shall:

(a)	At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs

(e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than three (3) business days after the request from the Company is received by either the Funds or the Underwriter.

(b)	Alternatively, if requested by the Company in lieu thereof, the Funds or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable and proportionate costs of providing the electronic documentation and of such printing to be borne by the Funds and/or the Underwriter.

(c)	For the avoidance of doubt, neither the Funds nor the Underwriter shall be responsible for the costs or printing or mailing Fund Documents to prospective contract owners.

4.	Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than seventy-five (75) calendar days after the close of each Portfolio’s fiscal year:
(a)	the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements; and

(b)	the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements, and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and
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(c)	the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods).
5.	Construction of this Amendment; Participation Agreement.

(a)	This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)	To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

7.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.
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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By:	/s/ Michael S. Dunn
Print Name	Michael S. Dunn
Title:	Head of Institutional Insurance

C.M. LIFE INSURANCE COMPANY

By:	/s/ Michael S. Dunn
Print Name	Michael S. Dunn
Title:	Vice President

The Fund:

BlackRock Variable Series Funds., Inc.

By:	/s/ Jay Fife
Print Name	Jay Fife
Title:	Managing Director

BlackRock Variable Series Funds II., Inc.

By:	/s/ Jay Fife
Print Name	Jay Fife
Title:	Managing Director

The Underwriter:

BlackRock Investments, LLC

/s/ Ariana Brown
By:	Ariana Brown
Title:	Director

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